Exhibit (a)(1)(F)

KARYOPHARM OPTION EXCHANGE PROGRAM

Karyopharm has received your election via the Karyopharm Option Exchange website by which you elected to accept or reject Karyopharm’s offer to exchange eligible stock options for New RSUs with respect to some or all of your outstanding stock option grants, subject to the terms and conditions of the Offer to Exchange Eligible Options for New Restricted Stock Units document (the “Offer to Exchange”) that has been made available to you (the “Option Exchange”).

Your election has been recorded as follows:

Name: User, Demo

Employee ID: DEMO1

Date and Time: 06/20/2024 12:00 PM Eastern Time

Grant Number	Grant Date	Expiration Date	Grant Price	Shares Underlying Option Grant*	Exchange Ratio	New RSUs	Election
DEMOGRANT1	11/19/2014	11/18/2024	$39.95	5,000	4.00	1,250	Exchange
IDEMOGRANT2	1/19/2015	1/18/2025	$26.65	4,294	4.00	1,073	Exchange
NDEMOGRANT2	1/19/2015	1/18/2025	$26.65	21,706	4.00	5,426
IDEMOGRANT3	1/15/2016	1/14/2026	$6.54	166,455	2.00	83,227	Exchange
DEMOGRANT4	5/31/2018	5/30/2028	$18.58	750	3.00	250	Exchange
IDEMOGRANT5	2/5/2020	2/4/2030	$18.01	5,833	3.00	1,944	Exchange
NDEMOGRANT5	2/5/2020	2/4/2030	$18.01	27,167	3.00	9,055
IDEMOGRANT6	8/11/2021	8/10/2031	$5.23	667	2.00	333	Do Not Exchange
NDEMOGRANT6	8/11/2021	8/10/2031	$5.23	333	2.00	166

*	This column displays the number of shares of Karyopharm’s common stock subject to the stock option grant as of July 18, 2024 (assuming no exercise or early termination occurs through July 18, 2024).

In all events, vesting of new RSUs is subject to continued service with Karyopharm through the applicable vesting date.

Please refer to the Option Exchange documents, including Section 8 of the Offering Memorandum for the Offer to Exchange, for additional terms that may apply to the New RSUs.

If you change your mind regarding your election, you may change your election to accept or reject the Option Exchange with respect to some or all of your eligible stock options by submitting a new election. The new election must be delivered via the Karyopharm Option Exchange website at www.myoptionexchange.com, no later than the Offer Expiration Date, currently expected to be 11:59 P.M. Eastern Time, on July 18, 2024 (unless the offer is extended).

Only elections that are properly completed, electronically signed, dated and actually received by Karyopharm via the Option Exchange website at www.myoptionexchange.com on or before the Offer Expiration Date will be accepted. Elections submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or other similar delivery service), are not permitted. If you have any questions, please direct them to the support team by email at optionexchange@karyopharm.com.

Please note that Karyopharm’s receipt of your election is not by itself an acceptance of your stock options for exchange. For purposes of the Option Exchange, Karyopharm will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when Karyopharm gives oral or written notice to the stock option holders generally of Karyopharm’s acceptance of stock options for exchange. Karyopharm may issue the notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled, and the New RSUs will be granted, on the first business day following the Offer Expiration Date, which Karyopharm presently expects will be July 19, 2024 (unless the offer is extended).

This notice does not constitute the Option Exchange. The full terms of the Option Exchange are described in (1) Offer to Exchange Eligible Options for New Restricted Stock Units; (2) the announcement email, dated June 20, 2024, announcing the Option Exchange; and (3) the terms of election, together with associated instructions. You may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov, on Karyopharm’s Option Exchange website at www.myoptionexchange.com, or by contacting Karyopharm’s Stock Administration team by email at optionexchange@karyopharm.com.

We strongly encourage you to print this email and keep it for your records.

If the above is not your intent, you may log back into the option exchange website (www.myoptionexchange.com) to change your election on or before July 18, 2024 at 11:59 P.M. Eastern Time.

If you have questions about the Option Exchange or this confirmation notice, please contact optionexchange@karyopharm.com.

Please do NOT reply to this email. This mailbox is not monitored and you will not receive a response.

The Option Exchange is being made pursuant to the terms and conditions set forth in Karyopharm’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange Eligible Options for New Restricted Stock Units, filed with the Securities and Exchange Commission, which are available free of charge at http://www.sec.gov or on the Option Exchange website located at: www.myoptionexchange.com. You should read these written materials carefully because they contain important information about the Option Exchange, including risks related thereto.